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                                                                      EXHIBIT 3A

                            ARTICLES OF INCORPORATION

                                       OF

                              DYNAMIC COMMERCE INC.

I, the undersigned natural person over the age of eighteen, acting as incorporator under the Colorado Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is DYNAMIC COMMERCE INC.

SECOND: The period of duration is perpetual.

THIRD: The purpose of purposes for which the corporation is organized are to sell network based electronic solutions with an emphasis on commerce applications, and for such other legal and lawful purpose and business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

FOURTH: The aggregate number of shares, which the corporation shall have authority to issue, is 10 million shares, and shares shall have no par value.

FIFTH: Cumulative voting of shares is not authorized.

SIXTH: There shall be no preemptive rights to any shareholder of the Corporation to acquire additional or treasury shares of the Corporation.

SEVENTH: The address of the initial registered office of the corporation is 3404 Terry Lake Road, Fort Collins, Colorado, 80524, and the name of the initial registered agent at such address is Curt Jansen.

EIGHTH: The address of the place of business is 3404 Terry Lake Road, Fort Collins, Colorado 80524.

NINTH: Outstanding shares initially shall be held by fewer than four shareholders. Accordingly, the number of directors constituting the initial Board of Directors of the corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

          Curt Jansen              3404 Terry Lake Road
                                   Fort Collins, Colorado 80524

TENTH: The Board of directors is hereby authorized to establish out of authorized but unissued shares, series of any preferred or special class of shares and fix and determine the relative rights and preferences of the shares of any series so established.


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ELEVENTH: The By-Laws of this corporation may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors subject to repeal or change by action of the shareholders. No such change or repeal shall produce provisions inconsistent with these articles.


TWELFTH:  The name and address of the incorporator is:

            Curt Jansen       3404 Terry Lake Road
                              Fort Collins, Colorado 80524



STATE OF COLORADO   )
COUNTY OF LARIMER   )        ss.

     The foregoing instrument was acknowledged before me this 7th day of June, 1997, by Curt Jansen. In witness whereof I have hereunto set my hand and seal.

     My commission expires
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                                            -- Signed --
                                            ------------------------------------

                                            Notary
                                            Address:
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